Page 97 of 128 Pages

Exhibit 6

      CERTIFICATE OF DESIGNATION, NUMBER, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
       LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS
                     OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                            PICK COMMUNICATIONS CORP.

It is hereby certified that:

1. The name of the company (hereinafter called the "Company") is PICK Communications Corp., a Nevada company whose address is 155 Route 46 West, Wayne Interchange Plaza II, Third Floor, Wayne, NJ 07470.

2. The articles of incorporation of the Company authorizes the issuance of ten million (10,000,000) shares of Preferred Stock, of a par value of $.001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participation, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the Company authorized seventy thousand (70,000) of the ten million (10,000,000) shares of Preferred Stock of the Company be designated Series A Convertible Preferred Stock, $.001 par value per share, none of which shares have been issued (the "Series A Convertible Preferred Stock").

4. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Convertible Preferred Stock:

RESOLVED, that two million (2,000,000) of the ten million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B Convertible Preferred Stock, $.001 par value per share, and shall possess the rights and privileges set forth below:

SECTION 1. DESIGNATION AND AMOUNT.

The shares of such series shall be designated as "Series B Convertible Preferred Stock" (the "Series B Convertible Preferred Stock") and the number of shares constituting the Series B Convertible Preferred Stock shall be two million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Convertible Preferred Stock.

SECTION 2. RANK.

The Series B Convertible Preferred Stock shall rank: (i) prior to all of the Company's Common Stock, par value $.001 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Company including the Series A Convertible Preferred Stock hereafter created specifically ranking by its terms junior to any Series B Convertible Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Convertible Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

SECTION 3. DIVIDENDS.

The holders of Series B Convertible Preferred Stock ("Holders") shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of the funds of the Company legally available therefor, dividends. ratably with any declaration or payment of any dividend with holders of the Common Stock or other junior securities of this Corporation, when, as and if declared by the Board of Directors, based on the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible.

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                                                            Page 98 of 128 Pages

SECTION 4. LIQUIDATION PREFERENCE.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to securities ("Senior Securities") required by the Company's Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities, but in parity with any distribution of Parity Securities, an amount per share equal to the sum of $1.00 for each outstanding share of Series B Convertible Preferred Stock (the "Original Series B Issue Price"). If upon the occurrence of such event, the assets and funds thus distributed among the Holders of the Series B Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series B Convertible Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series B Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate of designation of preferences.

(b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation of preferences.

(c) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 6 hereof.

SECTION 5. CONVERSION. THE RECORD HOLDERS OF THIS SERIES B CONVERTIBLE PREFERRED STOCK SHALL HAVE CONVERSION RIGHTS AS FOLLOWS (THE "CONVERSION RIGHTS"):

Holder's Right to Convert.

(i) The record Holder of this Series B Convertible Preferred Stock shall be entitled (at the times and in the amounts set forth below), at the office of the Company or any transfer agent for the Series B Convertible Preferred Stock, to convert portions of the Series B Convertible Preferred Stock held by such Holder (but only in multiples of $1,000) into that number of unrestricted, fully-paid and non-assessable shares of Common Stock at the Conversion Rate as set forth below. The number of shares of Common Stock into which this Series B Convertible Preferred Stock may be converted is hereinafter referred to as the "Conversion Number" for such Series B Convertible Preferred Stock. The record Holder of this Series B Convertible Preferred Stock shall be entitled to convert the initial number of shares of Series B Convertible Preferred Stock held by such Holder beginning on the date of the closing (the "Closing") of a sale of such Series B Convertible Preferred Stock that occurs pursuant to the offering (the "Offering") of the Series B Convertible Preferred Stock by the Company. The following formula sets forth the number of shares (Conversion Number) issued upon conversion of one (1) share of Series B Convertible Preferred Stock:

Conversion Number  =         1
                      ---------------
                      Conversion Rate

where,

Conversion Rate = $.10 per share.

(ii) Mechanics of Conversion. In order to convert Series B Convertible Preferred Stock into full shares of Common Stock, the Holder shall (i) transmit facsimile copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Company at such office that he elects to convert the same (Facsimile number (973) 812- 4181), which notice shall specify the number of shares of Series B Convertible Preferred Stock to be converted and shall contain a calculation of the Conversion Rate (together with a copy of the first page of each certificate to be converted) to the Company or its designated transfer agent prior to midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion and
(ii) surrender the original certificate or certificates therefor, duly endorsed, and deliver the original Notice of Conversion by either overnight courier or 2-day courier, to the office of the Company or of any transfer agent for the Series B Convertible Preferred Stock; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable

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                                                            Page 99 of 128 Pages

upon such conversion unless either the certificates evidencing such Series B Convertible Preferred Stock are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of the certificate or certificates ("Stock Certificates") representing shares of Series B Convertible Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Stock Certificate(s), if mutilated, the Company shall execute and deliver new Stock Certificate(s) of like tenor and date. No fractional shares of Common Stock shall be issued upon conversion of this Series B Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Rate then in effect. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error.

The Company shall use all reasonable efforts to issue and deliver within three
(3) business days after delivery to the Company of the stock certificates, or after such agreement and indemnification, to such Holder of Series B Convertible Preferred Stock at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before midnight, New York City time, on the Date of Conversion, and (ii) that the original Stock Certificates representing the shares of Series B Convertible Preferred Stock to be converted are received by the transfer agent or the Company within five (5) business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Stock Certificates representing the Series B Convertible Preferred Stock to be converted are not received by the transfer agent or the Company within five (5) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or its designated transfer agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

Following conversion of shares of Series B Convertible Preferred Stock, such shares of Series B Convertible Preferred Stock will no longer be outstanding.

(b) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(c) Adjustment to Conversion Rate.

(i) If, prior to the conversion of all Series B Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series B Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series B Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series B Convertible Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(c) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series B Convertible Preferred Stock such shares of

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                                                           Page 100 of 128 Pages

stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series B Convertible Preferred Stock may be entitled to purchase.

(ii) If, prior to the conversion of all Series B Convertible Preferred Stock, the Company issues or sells any shares of Common Stock or other equity securities or securities convertible into or exercisable for equity securities, other than the shares of Common Stock underlying options or warrants outstanding as of the Closing, for a consideration per share less than the Conversion Rate in effect immediately prior to such issuance or sale, then immediately after the date the Holders receive written notice from the Company of such issuance or sale, the Conversion Rate then in effect shall be reduced to an amount equal to the consideration per share of Common Stock in such issuance or sale.

(iii) If, any adjustment under this subsection 5(c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

SECTION 6. CORPORATE CHANGE.

The Conversion Rate shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Company, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series B Convertible Preferred Stock shall be assumed by the acquiring entity and thereafter this Series B Convertible Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted this Series B Convertible Preferred Stock immediately prior to such Corporate Change.

SECTION 7. VOTING RIGHTS.

(a) In addition to any other rights provided for herein or by law, the holders of Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote each share of Series B Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series B Preferred Stock is then convertible, calculated to the nearest share.

(b) So long as at least twenty percent (20%) of the Series B Preferred Stock remains outstanding, the consent of the holders of two-thirds of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit effect or validate the creation and issuance of any series of preferred stock or other security of the Company which is senior as to Distributions to the Series B Preferred Stock.

(c) So long as at least twenty percent (20%) of the Series B Preferred Stock remains outstanding, the consent of two-thirds of the holders of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation or the Articles of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock.

(d) Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock, as set forth above.

(e) In the event that the holders of the Series B Preferred Stock are required to vote as a class on any other matter, the affirmative vote of holders of not less than fifty percent (50%) of the outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such matter shall bind all holders of Series B Preferred Stock.

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                                                           Page 101 of 128 Pages

SECTION 8. STATUS OF CONVERTED STOCK.

In the event any shares of Series B Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Convertible Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Convertible Preferred Stock.

SECTION 9. MISCELLANEOUS.

(a) There is no sinking fund with respect to the Series B Preferred Stock.

(b) The shares of the Series B Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, and in the Articles of Incorporation of the Company, as amended.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes.

Signed on March ____, 1999


------------------------------------
Diego Leiva, President

Attest:
        ----------------------------
        Raymond Brennan, Secretary

STATE OF NEW JERSEY          )
                             ) ss.
COUNTY OF PASSAIC            )

      The foregoing instrument was subscribed before me, a notary public for the State of New Jersey, this ____ day of March 1999, by Diego Leiva and Raymond Brennan, who are personally known to me.


                                          ------------------------------
                                          Notary Public

                                          My commission expires:

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                                                           Page 102 of 128 Pages

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to Convert the Series B Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert __________ shares of Series B Convertible Preferred Stock, represented by stock certificate No(s). ________ (the "Convertible Preferred Stock Certificates") into shares of common stock ("Common Stock") of PICK Communications Corp., (the "Company") according to the conditions of the Certificate of Designation of Series B Convertible Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series B Convertible Preferred Stock shall be made pursuant to registration of the Common Stock under the Act or pursuant to an exemption from registration under the Act.

        Conversion Calculations:
               Date of Conversion
               Applicable Conversion Rate
               Signature
               Name
               Address

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No shares of Common Stock shall be issued until the original Convertible
Preferred Stock Certificate(s) to be converted and the Notice of Conversion are received by the Company's Attorney or Transfer Agent. The original Stock Certificates representing the Series B Convertible Preferred Stock to be converted and the Notice of Conversion must be received by the Company's Attorney or Transfer Agent by the fifth business day following the Date of Conversion, or the Notice of Conversion, at the Company's option, may be declared null and void.
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